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                                                                      EXHIBIT 99

[WILLIAMS LOGO]

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   OCTOBER 30, 2002

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               WILLIAMS SIGNS AGREEMENT TO SELL TRAVEL CENTERS FOR
                                  $190 MILLION

TULSA, OKLA. -- Williams (NYSE:WMB) announced today that it has signed a definitive agreement to sell its retail travel center operations for approximately $190 million cash, including fuel inventory, merchandise and supplies.

Steve Malcolm, chairman, president and chief executive officer, said, "We are executing our plan to rebuild our finances. We're continuing to optimize our cash position, reduce debt and focus on core businesses like gas pipelines, natural gas production and midstream services such as gathering and processing."

The purchaser is Knoxville, Tenn.-based Pilot Travel Centers LLC. Pilot Travel Centers is a joint venture 50 percent owned by Pilot Corporation and 50 percent owned by Marathon Ashland Petroleum LLC.

The sale is projected to close in 60 days, subject to completion of the necessary closing conditions and Hart-Scott-Rodino review. The asset package is comprised of 60 travel centers in 15 states. The store network stretches from Arizona to Florida and is concentrated in the Ohio Valley and the southeastern United States.

Proceeds from the sale will be used to retire $109.2 million of debt associated with the travel centers and for general corporate purposes. Williams TravelCenters, Inc., based in Nashville, Tenn., employs about 2,000 people.

Phil Wright, who was recently named Williams' chief restructuring officer in charge of asset sales, said, "In addition to reducing debt, the transaction adds a great deal of value from a practical standpoint. It raises cash, eliminates general and administrative expenses for a sizeable workforce and removes a credit issue with obtaining supply."

As a result of the sale, Williams expects to record a pre-tax impairment charge to earnings in the third quarter of approximately $115 million.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION:

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
        Kelly Swan          Williams Media Relations       918-573-6932    kelly.swan@williams.com
        Richard George      Williams Investor Relations    918-573-3679    richard.george@williams.com
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